                                                                     EXHIBIT 4.7
                          [LETTERHEAD OF VENTAS, INC.]

February 14, 2001

Michael Marrone
Vice President and Director of Operations
Cramer Rosenthal & McGlynn, LLC
707 Westchester Avenue
White Plains, NY 10604

     RE: Request by Cramer Rosenthal & McGlynn, LLC, Inc. for a Waiver of the Provisions of Article XII of the Certificate of Incorporation of Ventas, Inc. (the "Company")
          --------------------------------------------------------------------

Dear Mr. Marrone:

          This letter is in response to the request by Cramer Rosenthal & McGlynn, LLC, Inc. ("CRM") for a waiver of the provisions of Article XII of the Certificate of Incorporation of the Company with respect to CRM as described in the letter from CRM to the Company dated February 13, 2001, which is attached hereto (the "Request Letter"). Capitalized terms used but not defined herein shall have the meaning set forth in the Request Letter.

          The Board hereby Waives, on the terms and subject to the conditions set forth in this letter and the Request Letter, the application of Article XII to CRM with respect to the provisions thereof limiting Beneficial Ownership of Common Stock of the Company for the Waiver Period. The breach of any representation, warranty, covenant or agreement contained in the Request Letter, or the failure to comply with the covenants and agreements in the Request Letter, shall cause the Waiver granted in this letter to become retroactively null and void, and shall retroactively cause any Common Shares owned by CRM in excess of the otherwise applicable 9.0% Ownership Limit to become designated Excess Shares under Article XII, in addition to any other remedy available to the Company.

          Notwithstanding the foregoing, the ownership of the Company's Common Shares by CRM shall remain subject to the otherwise applicable 9.0% Ownership Limit in the event that such ownership should result in (i) any "individual" (within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h) of the Code) owning (after taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code) in excess of 9.0% of the Common Shares or (ii) any 10.0% Company Shareholder, alone or in combination
              --
with other 10.0% Company Shareholders, owning (either directly or by operation of the attribution rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), any interest in the stock of Vencor, Inc. or in the stock, assets, or net profits of any other present or future tenant of the Company. For purposes of the preceding sentence, the term "10.0% Company Shareholder" means a person who, but for the 9.0% Ownership Limit, would beneficially own 10.0% or more of the total combined voting power, total number, or total value of all shares of stock of the Company, either directly or by operation of the attribution rules of Section 318 of the Code, as modified by
Section 856(d)(5) of the Code.

          If this letter accurately sets forth our understanding, please sign the letter where indicated below and return a signed copy to me. This letter shall be of no force and effect, and may be revoked at any point in time prior to the Company's receipt of a signed copy from CRM.


                                 Very truly yours,

                                 VENTAS, INC.

                                 By: /s/ T. Richard Riney
                                     --------------------
                                     Name:  T. Richard Riney
                                     Title: Executive Vice President and
                                            General Counsel


ACCEPTED AND AGREED
This ___ day of
February, 2001

CRAMER ROSENTHAL & MCGLYNN, LLC, INC.


By:  /s/ Michael Marrone
     -------------------
     Name: Michael Marrone
     Vice President and Director of Operations


attachment

                 [LETTERHEAD OF CRAMER ROSENTHAL MCGLYNN, LLC]

February 13, 2000

Board of Directors
Ventas, Inc.
4360 Brownsboro Rd.
Suite 115
Louisville, KY  40207

     Re:  Request by Cramer Rosenthal & McGlynn, LLC, Inc. for a
     Waiver of Provisions
     of Article XII of the Certificate of Incorporation of Ventas, Inc.
     ------------------------------------------------------------------

To the Board of Directors of Ventas, Inc.:

          Cramer Rosenthal & McGlynn, LLC, Inc. ("CRM") is an investment adviser registered under the Investment Advisers Act of 1940. Its clients (collectively, "Advisory Clients") currently own, in the aggregate, 6,651,300 shares (the "Shares") (or 9.72%) of the outstanding common stock (the "Common Stock") of Ventas, Inc. (the "Company") under the management of CRM. Pursuant to contracts with its Advisory Clients, CRM exercises investment discretion (and in some cases, voting discretion) over the Shares. CRM acknowledges that the portion of the Shares which exceed the Ownership Limitation (capitalized terms in this letter are used as defined in Article XII of the Certificate of Incorporation of the Company ("Article XII")) is subject to being designated Excess Stock under Article XII. CRM requests that the Company waive (the "Waiver") the application of Article XII with respect to the Shares that exceed the Ownership Limitation (the "Additional Shares") during the period (the "Waiver Period") from the date hereof, until the expiration of a period of the Waiver Period (the "Waiver Expiration Date") on the terms and subject to the conditions set forth herein.

          In support of its request for the Waiver, CRM makes the following representations, warranties, covenants and agreements:

          1.  Sale of Shares; No Increase in Beneficial Ownership.  During such
              ---------------------------------------------------
time as the Waiver is in effect, at no point in time shall CRM or its Advisory Clients increase the Beneficial Ownership (as defined in Article XII) of Common Stock.

          2.  Expiration of Waiver.  The Waiver shall expire, and the Waiver
              --------------------
Period shall terminate, on the first to occur of (a) as to any Additional Shares disposed of, the date on which CRM and/or its Advisory Clients dispose of any Additional Shares, it being understood that any Shares acquired by any of them after the date hereof which, together with shares equal to the Ownership Limit, exceed the lowest number of Additional Shares at any time after the date hereof shall be Excess Shares, (b) such date as CRM Beneficially Owns less than the Ownership Limitation, or (c) a breach by CRM of any of the representations, warranties, covenants or agreements contained in this Request Letter. Upon expiration of the Waiver and the Waiver Period with respect to any Additional Shares, such Additional Shares shall automatically be designated as "Excess Shares" under Article XII. Such designation will be effective as of the close of business on the business day prior to the date of the relevant event. CRM understands and acknowledges that the "Excess Share" designation shall be in addition to any other remedy that the Company may have upon a breach by CRM of any representation, warranty, covenant or agreement contained herein.

          3.  Representations and Warranties.  CRM represents and warrants to
              ------------------------------
the Company as follows:

              a) As of the date of this Request Letter, and with respect to any Common Stock under CRM management, the Advisory Clients Beneficially Owned in the aggregate 9.72% of the outstanding Common Stock of the Company; however, neither CRM nor any single Advisory Client Beneficially Owned more than 9% of the Common Stock of the Company. CRM is not in a partnership (as determined for federal income tax purposes) composed of CRM and one or more Advisory Clients, and CRM's Advisory Clients do not own more than 9.9% of CRM or any corporation controlled or managed by CRM.

              b) No other person who would constitute, along with CRM, a "group" as that term is used for purposes of Section 13(d)(3) ("Section 13(d)") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), owns any shares of Common Stock.

          4.  Covenants Regarding Ownership Attributes of the Additional Shares.
             ------------------------------------------------------------------
During the Waiver Period, CRM agrees that it shall not take any of the following actions with respect to any Additional Shares (it being understood that the limitations of this Section 4 shall not apply to Shares that are not Additional Shares):

              a) Solicit proxies from stockholders of the Company, the power to vote, become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of the Exchange Act), with respect to the Company, or make any communication (other than as required by law) referred to in Rule 14a-1(I)(2)(iv) of the Exchange Act in connection with any election contest or other vote by stockholders of the Company or otherwise that is contrary to or conflicts with actions taken or omitted or to be omitted by the Board;

              b) Seek or vote for the removal of any member of the Board, except removal "for cause" as such term is used under the Delaware General Corporation Law;

              c) Vote for any individual nominated for election to the Board thereof other than those individuals nominated by the Board or a Committee thereof;

              d) Call or seek to have called any meeting of the stockholders of the Company;

              e) Otherwise act, alone or in concert with others to (i) solicit, propose, seek to effect or negotiate with any other person with respect to
    (A) any business combination with the Company or (B) any restructuring, recapitalization or similar transaction of the Company, (ii) solicit, propose, seek to effect or negotiate with any other person with respect to, or announce an intent to make, any tender offer or exchange offer for any voting securities of the Company, or (iii) assist, participate in, facilitate or solicit any effort or attempt by any persons to do or seek to do any of the foregoing; or

              f) Form, join or participate in a "group" (within the meaning of
    Section 13(d) of the Exchange Act) with respect to any of the matters described above.

          5.  Additional Covenants Regarding Ownership of Common Stock.  During
              --------------------------------------------------------
the Waiver Period:

              a) CRM shall limit the aggregate Beneficial Ownership by it, any Advisory Client and any Person who would constitute, along with CRM or CRM with any such Person or Advisory Client, a "group", as that term is used for purposes of Section 13(d) of the Exchange Act, of the Company's Common Stock to no more than 9.72% of the shares of Common Stock outstanding.

              b) Neither 10% or greater Beneficial Owners of CRM, CRM nor any of its Advisory Clients, taken separately or taken together in any combination with CRM, have been during 1999 or 2000, are, and shall not in the future be, partners in any partnership between or among CRM and any one or more of them as determined for federal income tax purposes which partnership Beneficially Owns any of the Company's Common Stock. No single Advisory Client or combination of Advisory Clients with a mutual 10.0% or greater owner or any Person in control of them, Beneficially Owns or will at any time in the future Beneficially Own more than 9.0% of the Company's Common Stock outstanding. Neither CRM nor any Advisory Client currently Beneficially Owns, and will not Beneficially Own, more than 9.0% of the Company's Common Stock outstanding (excluding for this purpose Beneficial Ownership of Common Stock in excess of such amounts to the extent such Beneficial Ownership results solely from it being treated, along with the Advisory Clients, as a "group" under Section 13(d) of the Exchange Act).

          c) CRM, its Advisory Clients and any Person who would constitute, along with CRM or any Advisory Client, a "group" under Section 13(d) of the Exchange Act, shall comply with the terms of Article XII, except as expressly waived by the Board.

          d) Neither 10% or greater Beneficial Owners of CRM, CRM, its Advisory Clients, or any other person who would, along with CRM, either constitute a "group" under Section 13(d)(3) or a partnership for federal income tax purposes, or a 10% or greater Beneficial Owner of any of the foregoing have not Beneficially Owned at any time during 1999 or 2000, do not currently Beneficially Own and during the Waiver Period shall not, singly or taken together in any combination, Beneficially Own any stock, warrants, options, convertible debt or any other rights to acquire the stock of Vencor, Inc. or any other tenant of the Company.

          e) Notwithstanding any other provision of this letter or the related waiver, if any 10.0% or greater Beneficial Owners of CRM, CRM, its Advisory Clients, or any other person who would, along with CRM or any of them, either constitute a "group" under Section 13(d)(3) or a partnership for federal income tax purposes, Beneficially Owns (excluding for this purpose Beneficial Ownership of Common Stock that results solely from being treated as part of a "group" under Section 13(d)) more than 9.0% of the stock of the Company while Beneficially Owning, singly or taken together in any combination, any of the stock, warrants, options, convertible debt or any other rights to acquire the stock of Vencor, Inc. or any other tenant of the Company, the Additional Shares owned will be automatically designated as "Excess Shares" under Article XII. Such designation will be effective as of the close of business on the business day prior to the date of the relevant event.

          6.  Breach of Representations and Warranties.  CRM understands that
              ----------------------------------------
the breach of any representation, warranty or covenant contained herein or the failure to comply with its covenants and undertakings in this letter, in addition to any other remedy available to the Company, subjects the Additional Shares to being designated as "Excess Shares" under Article XII. In such event, any waiver granted by the Board shall terminate and the Company may proceed in any manner permitted under Article XII.

          7.   Reduction and Termination of the Waiver.  If, after the date
               ---------------------------------------
hereof, the number of Common Shares subject to this waiver as of the date hereof is reduced through sales or any other dispositions of Common Stock, this waiver shall, after each such sale or disposition, apply only to the reduced holding of Common Shares. If at any time after the date hereof the ownership of Common Shares by any Person covered by this waiver falls below the 9% limitation, this waiver shall, as to each such Person, lapse and be of no further effect, with the consequence that thereafter any subsequent purported acquisition of Common Shares in violation of such limitation shall result in any shares above the 9% limitation being Excess Shares.

                                    Very truly yours,

                              CRAMER ROSENTHAL MCGLYNN, LLC.

                                    By: /s/ Michael Marrone
                                        -------------------

                                     Name:  Michael Marrone
                           Vice President and Director of Operations